Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:

Gregory S. Skinner

Vice President Finance and CFO

(650) 261-3677

LANDEC REPORTS RESULTS FOR THIRD QUARTER AND

FIRST NINE MONTHS OF FISCAL YEAR 2013

MENLO PARK, CA – March 26, 2013 -- Landec Corporation (Nasdaq: LNDC), today reported results for the third quarter and first nine months of fiscal year 2013. Revenues for the third quarter of fiscal year 2013 increased by 47% to $117.9 million compared to revenues of $80.1 million for the third quarter of fiscal year 2012. Net income for the third quarter of fiscal year 2013 was equal to the net income for the third quarter of last year at $4.8 million, or $0.18 per diluted share. Revenues for the first nine months of fiscal year 2013 increased by $99.7 million, or 42%, to $334.6 million compared to revenues of $234.9 million for the same period a year ago. Net income for the first nine months increased by 82% to $18.1 million or $0.68 per diluted share compared to net income of $9.9 million or $0.38 per diluted share for the same period last year.

Revenues and net income for the third quarter and the first nine months of fiscal year 2013 reflect strong operating results in our biomedical materials subsidiary, Lifecore Biomedical, Inc. and in our fresh-cut specialty packaged food subsidiary, Apio, Inc.’s value-added business which includes GreenLine Holding Company (“GreenLine”), acquired in April 2012, and Apio’s export business. In addition to the strong operating results, the Company concluded at the end of the second quarter of fiscal year 2013 that the required revenue target to meet the minimum earn-out payment to the former GreenLine owners was not met. As a result, the $3.9 million earn-out liability recorded at the close of the GreenLine acquisition was reversed as of November 25, 2012 and the corresponding increase in operating income, which equals $0.15 per share, is reflected on the Consolidated Condensed Statement of Income under the caption “Change in value of contingent considerations” for the nine months ended February 24, 2013.

Gary Steele, Landec’s Chairman and CEO, commented, “We had a good third quarter despite the significant weather-related produce sourcing issues in California which reduced gross profit for Apio by $3.0 million. For the quarter we achieved revenue growth of 47% and flat net income growth compared to the third quarter of last year. For the first nine months of fiscal year 2013, revenues grew 42% and net income grew 43%, before including the $3.9 million non-recurring earn-out adjustment recorded during the second quarter of fiscal year 2013. The third quarter and first nine months of fiscal year 2013 operating highlights include: (1) growing Lifecore’s revenues 57% and 20%, respectively, and its net income by 98% and 16%, respectively, (2) increasing revenues in our non-green bean Apio food business by 8% and 12%, respectively, despite produce sourcing issues in California during the third quarter, (3) increasing Apio’s export revenues by 8% and 15%, respectively, while increasing margins, (4) exceeding GreenLine’s earnings expectations for the quarter and first nine months of fiscal year 2013, (5) launching a family of new superfood products with significant initial nationwide demand, and (6) benefiting from our partner Windset advancing its construction of an additional 64 acres of hydroponic greenhouses in Santa Maria, California which is scheduled to be completed later this calendar year and which will double Windset’s capacity in California to six million square feet of greenhouse operations. In spite of some produce sourcing issues, we had a good third quarter and for all of fiscal year 2013 we are on track to achieve the best operating results in Landec’s history.”

Guidance for the Fourth Quarter and Fiscal Year 2013

For the fourth quarter of fiscal year 2013, we expect revenues of $101 million to $105 million and net income of $4.0 million to $4.5 million. These projections reflect the seasonal transition in produce sourcing for non-green bean produce from the Imperial Valley of California to the Central Coast of California and for green bean sourcing from Southern Florida to points north, as well as the impact from freezes in Florida in March which has significantly reduced the supply of green beans during the month. The financial impact from these freezes during the fourth quarter could reduce pre-tax income by approximately $2.0 million which is reflected in our fourth quarter guidance.

For all of fiscal year 2013, the favorable produce sourcing in California during the first six months of this fiscal year and the favorable sourcing of green beans during the third quarter roughly offsets the combined $5.0 million impact from the unfavorable sourcing in California during the third quarter and from the estimated green bean sourcing issues in March affecting the fourth quarter. For fiscal year 2013 compared to fiscal year 2012, we expect revenues to grow 37% to 38%, compared to prior guidance of 33% to 38%, and we expect net income to grow 70% to 75%, which includes the additional $3.9 million, or $0.15 per share, from the non-recurring earn-out adjustment, compared to prior guidance of 60% to 70%, which also included the earn-out adjustment. In addition, we expect to generate $20 million to $25 million in cash flow from operations and to spend approximately $8.0 million to $9.0 million in capital expenditures.

Third Quarter Results

Revenue growth of $37.8 million during the third quarter of fiscal year 2013 compared to the third quarter of last year was due to (1) $26.0 million of revenues from GreenLine, (2) a $4.3 million increase in revenues in Apio’s non-GreenLine value-added businesses, which includes Apio Cooling and Apio Packaging, (3) a $1.0 million increase in Apio’s export revenues due to a 6% increase in export unit volume sales and favorable pricing, and (4) a $6.3 million increase in revenues for Lifecore due primarily to product shipments planned for the second quarter being delayed and shipped during the third quarter this year. The third quarter growth of $4.3 million in Apio’s non-GreenLine value-added businesses resulted primarily from a year-over-year increase in new product offerings, unit volume sales and a favorable mix change to higher priced products.

For the third quarter of fiscal year 2013, the net income of $4.8 million was primarily comprised of: (1) a $3.9 million increase in pre-tax income for Lifecore, (2) $2.2 million from GreenLine, and (3) a $381,000 decrease in the loss at Corporate primarily due to a $234,000 increase in gross profit and a $166,000 decrease in the Company’s income tax expense. These increases were offset by: (1) a $3.5 million decrease in pre-tax income in Apio’s non-GreenLine value-added businesses primarily due to weather-related sourcing issues during the quarter, (2) a $2.5 million lower increase in the change of the fair market value of Windset during the third quarter of fiscal year 2013 compared to the fair market value change in the third quarter last year, and (3) $566,000 of interest and amortization expenses associated with the acquisition of GreenLine.

Nine Months Results

Revenue growth of $99.7 million during the first nine months of fiscal year 2013 compared to the same period last year was due to (1) $70.3 million of revenues from GreenLine, (2) a $17.1 million increase in revenues in Apio’s non-GreenLine value-added businesses, (3) an $8.9 million increase in Apio’s export revenues due to a 4% increase in export unit volume sales and very favorable pricing, and (4) a $5.6 million increase in revenues from Lifecore due primarily to new product introductions and increased sales to existing customers. The growth in the first nine months of fiscal year 2013 of $17.1 million in Apio’s non-GreenLine value-added businesses resulted primarily from a year-over-year 14% increase in unit volume sales of fresh-cut specialty packaged products due to new product offerings, new distribution gains and overall growth in the fresh-cut vegetable category. These increases in revenue were partially offset by a $2.3 million decrease in Corporate revenues primarily due to the termination of the Monsanto license agreement at the end of the second quarter of fiscal year 2012.

For the first nine months of fiscal year 2013, net income increased $8.2 million, or 82% compared to the same period last year, primarily due to an $11.1 million increase in Apio’s pre-tax income and a $1.2 million increase in Lifecore’s pre-tax income as a result of increased revenues. The increases in Apio’s pre-tax income were comprised of: (1) the $3.9 million non-recurring reversal of the GreenLine earn-out liability at the end of the second quarter, (2) $8.6 million from GreenLine, and (3) a $1.6 million increase in the fair market value of our Windset investment compared to the increase in Windset’s fair market value during the first nine months of last year. These increases in Apio’s pre-tax income were partially offset by: (1) a $1.3 million decrease in pre-tax income in Apio’s non-GreenLine value-added businesses primarily due to weather-related sourcing issues during the third quarter and (2) $1.7 million of interest and amortization expenses associated with the acquisition of GreenLine. The $12.3 million net increase in the pre-tax income for Apio and Lifecore was partially offset by: (1) a $2.3 million reduction in Corporate license fees primarily due to the termination of the Monsanto license agreement and (2) a $2.2 million increase in income tax expense.

Landec ended the third quarter of fiscal year 2013 with $13.7 million in cash and marketable securities. During the first nine months of fiscal year 2013, cash and marketable securities decreased by $8.4 million due primarily to (1) capital expenditures of $4.5 million for property, plant and equipment, (2) principal debt payments of $12.1 million and (3) the full earn-out payment of $10 million related to the acquisition of Lifecore. These decreases were partially offset by (1) $13.5 million in cash flow from operations, (2) a $2.7 million tax benefit from stock based compensation and (3) $1.4 million in cash from employees exercising stock options. At February 24, 2013, the Company had $26.0 million available to borrow under its lines of credit.

Landec Third Quarter 2013 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, March 27, 2013 during which senior management of Landec will present an overview of results for the third quarter and first nine months of fiscal year 2013. Interested parties have the opportunity to listen to the conference call live on the Internet on Landec's web site at www.Landec.com/earningscall. A replay of the webcast will be available for 30 days. Additionally, investors can listen to the call by dialing (866) 206-7202 or (703) 639-1112 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, April 3, 2013 by calling (888) 266-2081 or (703) 925-2533, code #1607492.

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America, based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart and GreenLine, with the capabilities of a large national food supplier, processor and distributor. Through its subsidiary, Lifecore Biomedical, Landec is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Landec will periodically work with market-leading companies to develop and commercialize differentiated polymer-based products. For more information about the Company, visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the ability to integrate GreenLine’s operations into the Company, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 27, 2012 (See item 1A: Risk Factors) which may be updated in Part II. Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	February 24, 2013	May 27, 2012
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$13,733	$22,177
Accounts receivable, net	37,579	32,321
Inventories, net	22,385	22,011
Prepaid expenses and other current assets	8,290	4,654
Total Current Assets	81,987	81,163

Property and equipment, net	63,056	63,495
Intangible assets, net	107,875	108,605
Investments in non-public companies	28,593	22,293
Other assets	1,484	2,136
Total Assets	$282,995	$277,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$27,931	$23,420
Accrued compensation	5,913	5,782
Other accrued liabilities	2,452	18,642
Deferred revenue	931	162
Lines of credit	4,000	11,666
Current portion of long-term debt	7,047	7,012
Total Current Liabilities	48,274	66,684

Long-term debt	35,794	40,305
Deferred taxes	22,283	18,037
Other non-current liabilities	1,965	1,108

Stockholders' Equity
Common stock	26	26
Additional paid-in capital	125,108	119,894
Retained earnings	47,890	29,822
Total Stockholders' Equity	173,024	149,742
Non controlling interest	1,655	1,816
Total Equity	174,679	151,558
Total Liabilities and Stockholders’ Equity	$282,995	$277,692

LANDEC CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	February 24,	February 26,	February 24,	February 26,
	2013	2012	2013	2012
Revenues:
Product sales	$117,584	$79,519	$332,977	$232,605
Services revenues	283	545	1,618	2,330
Total revenues	117,867	80,064	334,595	234,935

Cost of revenue:
Cost of product sales	100,090	66,432	283,461	195,596
Cost of services revenues	269	460	1,404	1,907
Total cost of revenue	100,359	66,892	284,865	197,503

Gross profit	17,508	13,172	49,730	37,432

Operating costs and expenses:
Research and development	2,325	2,473	6,642	7,142
Selling, general and administrative	8,524	6,664	26,266	19,172
Change in value of contingent considerations	—	—	(3,933)	—
Total operating costs and expenses	10,849	9,137	28,975	26,314
Operating income	6,659	4,035	20,755	11,118

Dividend income	281	281	844	844
Interest income	46	63	104	219
Interest expense	(487)	(153)	(1,526)	(492)
Other income	1,047	3,508	6,288	4,595
Net income before taxes	7,546	7,734	26,465	16,284
Income taxes	(2,754)	(2,920)	(8,238)	(6,079)
Consolidated net income	4,792	4,814	18,227	10,205
Non controlling interest	(3)	(49)	(159)	(288)
Net income available to common stockholders	$4,789	$4,765	$18,068	$9,917

Diluted net income per share	$0.18	$0.18	$0.68	$0.38

Shares used in diluted per share computations	26,667	25,825	26,492	26,205

LANDEC CORPORATION

THIRD QUARTER ENDED FEBRUARY 24, 2013

QUESTIONS AND ANSWERS

1)	With the addition of GreenLine, why was Apio’s overall gross margin lower in the third quarter of fiscal year 2013 compared to the third quarter last year?

Apio’s gross margin for the third quarter of fiscal year 2013 was lower than the third quarter of last year due to weather-related produce sourcing issues in California which reduced gross profit by $3.0 million this quarter (see Question 5 below). In addition, in GreenLine’s business, the normal and expected sourcing pattern for green beans during the third quarter winter months, when green beans are almost exclusively grown in southern Florida, historically result in the lowest gross margin for the year and low to negative profitability for those months depending on the supply and market prices of green beans. During this year’s third quarter winter months, although the sourcing of green beans for GreenLine was more favorable than normal, the realized gross margin for GreenLine further lowered Apio’s overall gross margin during the quarter.

2)	Is the fresh-cut produce category continuing to grow?

For the twelve months ended December 2012, the fresh-cut produce category grew by 8.4% according to A.C. Nielsen, compared to Apio’s unit volume growth of 24% for the same period.

3)	How is the integration of GreenLine into Apio progressing?

The integration is going well and is ahead of our original plan. We now have a single integrated ERP system in place that will result in significant efficiencies in the upcoming quarters. After a pause during the busy holiday season, we have resumed further integration efforts with the primary focus on cross selling efforts since our new integrated ERP system now allows us to offer “one stop shopping” to our customers. We expect the new system capabilities to lead to new sales of Eat Smart® products to GreenLine customers and new sales of GreenLine products to Eat Smart customers.

4)	Regarding the recent acquisition of GreenLine, what are the future annual savings from already realized operating synergies? What are potential other future savings for operating synergies?

We have already realized approximately $1.5 million of operating synergies on an annual basis as a result of general and administrative and purchasing cost savings. Going forward, we see additional cost savings from operating synergies by (a) installing new equipment, implementing additional automation and changing plant layout to improve production efficiencies, (b) utilizing GreenLine’s logistical distribution capabilities for Eat Smart products, and (c) taking advantage of GreenLine’s East Coast operations to process Eat Smart products. We also expect to reduce packaging and other manufacturing costs by using the combined economies of scale of the two market leaders in fresh-cut packaged vegetables and fresh-cut packaged green beans.

5)	How has the weather been in California and Florida this winter?

For the non-green bean business, during December and January we experienced weather-related produce sourcing issues in California. These weather-related produce sourcing issues resulted in a reduction in gross profit of approximately $3.0 million during the third quarter due to: (1) poor harvest and production yields, (2) purchases on the open market considerably above contracted prices, (3) lost revenues and gross profit due to not being able to fully meet customer demand, (4) increased handling costs to sort poor quality produce, and (5) losses on sourcing arrangements with produce growers.

As mentioned above, for the GreenLine green bean business we have experienced significant cost increases during the month of March as a result of the freezes in southern Florida at the beginning of the month. These cost increases, coupled with a shortage of green beans, could result in a reduction of pre-tax income of up to $2.0 million during the fourth quarter of fiscal year 2013 which is reflected in our guidance.

6)	Other than possible weather-related produce sourcing issues, what are other key financials risk areas for Landec?

As with all companies, we are subject to global economic risks like those we experienced during the recent severe recession. Specific to Landec, the primary risk at Apio aside from weather-related produce sourcing risks, would be the loss of a key customer at the time of a contract renewal. This loss would typically be due to pricing pressure that can result in margins that are not acceptable to Landec, leading the Company to make a conscious decision to walk away from that business, which we have done in the past.

Regarding Lifecore, the greatest risk is generally associated with the timing of the regulatory approval process for new opportunities, and secondarily, maintaining the existing contractual supply relationships. Any regulatory risk is accounted for in the financial projections and the supply risk is mitigated by longstanding, long-term, renewable supply contracts.

7)	What is the status of Windset’s new Santa Maria, California operation?

Windset has been in full production with its first 64 acres of greenhouses in Santa Maria since December of 2011 with different varieties of tomatoes. Production performance has been exceeding Windset’s original expectations, and in September 2012 they completed their second planting of tomatoes for all 64 acres. Late last fall Windset started the construction on the next 64 acres of greenhouses on their Santa Maria property adjacent to the first 64 acres. The additional 64 acres of greenhouses will utilize the same packaging and processing facilities as the first 64 acres thus reducing the overall construction costs for this expansion.

During the first nine months of fiscal year 2013, we have recognized a total of $7.1 million in pre-tax income from our investment in Windset which included $6.3 million from our portion of the increase in Windset’s fair market value and $844,000 of dividend income from our Windset preferred stock.

For the fourth quarter of fiscal year 2013, we currently expect to recognize approximately $1.0 million from our portion of the increase in Windset’s fair market value and $281,000 of dividend income from our Windset preferred stock.

Since February 15, 2011, the date of our original $15 million investment in Windset, we have recognized $15.1 million of pre-tax income, equal to our original investment. We are very pleased with our 20% ownership and investment in Windset and with the future prospects for Windset.

8)	What new products and/or programs does the Company plan to introduce during fiscal year 2013?

We intend to introduce a number of new products and product lines at Apio. Most recently, we introduced a new line of Vegetable Salad Kits to address a growing demand from consumers for packaged foods that are highly nutritious and taste great. The first product in this new line is Sweet Kale Salad which was launched in November 2012. This new product has been well received by consumers and we are scaling operations to meet increasing demand. The Sweet Kale Salad will be followed by additional Vegetable Salad Kits over the next several months to create a full product line.

We expect our partner Windset to launch new BreatheWay® packaged products for cucumbers and peppers, as our testing has demonstrated a significant increase in shelf life for these products using Landec’s technology and we are in the process of testing our packaging technology for the shelf life extension of tomatoes.

At Lifecore, we plan to expand product offerings to our customers as a result of the recent clearance by the FDA of several of our new products. Commercial shipments have begun for all of these products.

9)	What are Landec’s top priorities for the next 12 to 24 months?

Our top priorities are as follows: (1) continue integrating GreenLine into Apio’s operations, (2) grow Apio’s business by launching new products and gaining new customers through cross-selling opportunities utilizing our two leading fresh-cut produce brands, Eat Smart and GreenLine®, while maintaining or improving Apio’s margins and (3) grow Lifecore’s business by expanding services and products with existing customers, as well as utilizing its manufacturing capabilities to expand into new partnerships.

10)	How do the results by line of business for the three and nine months ended February 24, 2013 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 2/24/13	Three months ended 2/26/12	Nine months ended 2/24/13	Nine months ended 2/26/12
Revenues:
Apio Value Added(a)	$86,707	$56,456	$233,931	$146,512
Apio Export	13,381	12,388	66,854	57,972
Total Apio	100,088	68,844	300,785	204,484
Lifecore	17,331	11,066	33,043	27,422
Corporate (b)	448	154	767	3,029
Total Revenues	117,867	80,064	334,595	234,935

Gross Profit:
Apio Value Added	5,846	5,478	28,891	16,068
Apio Export	1,031	917	4,407	3,733
Total Apio	6,877	6,395	33,298	19,801
Lifecore	10,243	6,623	15,725	14,602
Corporate	388	154	707	3,029
Total Gross Profit	17,508	13,172	49,730	37,432
R&D:
Apio	236	279	838	792
Lifecore	1,258	1,232	3,625	3,475
Corporate	831	962	2,179	2,875
Total R&D	2,325	2,473	6,642	7,142

S,G&A and other:
Apio	5,614	3,722	13,435	10,758
Lifecore	1,093	1,268	3,488	3,381
Corporate	1,817	1,674	5,410	5,033
Total S,G&A	8,524	6,664	22,333	19,172

Other (c):
Apio	909	3,796	5,694	5,324
Lifecore	(25)	(153)	(143)	(476)
Corporate	(2,754)	(2,913)	(8,238)	(6,049)
Total Other	(1,870)	730	(2,687)	(1,201)

Net Income (Loss):
Apio	1,936	6,190	24,719	13,575
Lifecore	7,867	3,970	8,469	7,270
Corporate	(5,014)	(5,395)	(15,120)	(10,928)
Net Income	$4,789	$4,765	$18,068	$9,917

a) Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP. and

     Apio Packaging.

b) Included in Corporate are the non-Apio license and R&D fee revenues and gross profit.

c) Included in Other is net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.